Exhibit 99.1

NEWS RELEASE

Mitel Leverages Strong Cash Position to Repay $20M

Against Existing Credit Facility

OTTAWA, Ontario – November 7, 2013 – Mitel® (Nasdaq: MITL; TSX: MNW), a leading provider of cloud and premises-based unified communications software solutions, announced that as a result of its strong cash position, the company today will be making a US$20 million payment against its existing credit facility. The payment is consistent with the company’s commitment to shareholders and the investment community to utilize surplus cash reserves to reduce debt.

“Mitel runs a highly disciplined leveraged business model that continues to generate strong cash flow,” said Steve Spooner, Chief Financial Officer for Mitel. “With the end of our fiscal 2014 second quarter last week, we are taking advantage of a strong cash position to make an additional $20 million debt reduction payment.”

Mitel’s full second quarter fiscal 2014 results will be published in early December. Details of the Q2 conference call will be confirmed separately.

About Mitel

Mitel® (Nasdaq: MITL; TSX: MNW) is a global provider of unified communications and collaboration (UCC) software, solutions and services that enable organizations to conduct business anywhere, over any medium with the device of their choice. Through a single cloud-ready software stream, Mitel’s Freedom architecture provides customers in over 100 countries the flexibility and simplicity needed to support today’s dynamic work environment. For more information visit www.mitel.com.

Mitel and the Mitel logo are registered trademarks of Mitel Networks Corporation.

All other trademarks are the property of their respective owners.

MITL-F

Contact Information

Amy MacLeod (media), 613-592-2122 x71245, amy_macleod@mitel.com

Malcolm Brown (industry analysts), 613-592-2122 x71246, malcolm_brown@mitel.com

Michael McCarthy (investor relations), 469-574-8134, michael_mccarthy@mitel.com